UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Neuberger Berman High Yield Strategies Fund Inc.
(Name of Registrant as Specified In Its Charter)

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Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104 Tel. 212.476.9000

NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND ANNOUNCES
THAT LEADING INDEPENDENT PROXY ADVISORY FIRMS HAVE
RELEASED RESEARCH REPORTS SUPPORTING THE FUND

ISS AND GLASS LEWIS RECOMMEND THAT STOCKHOLDERS
VOTE FOR THE THREE INCUMBENT DIRECTOR NOMINEES
AND AGAINST THE TWO STOCKHOLDER PROPOSALS

NEW YORK, September 18, 2019 — Neuberger Berman High Yield Strategies Fund Inc. (NYSE American: NHS) (the “Fund”) has announced that both of the leading, independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”), have released their research reports supporting the Fund on all proposals to be considered at its upcoming stockholder meeting on October 3, 2019.

Specifically, ISS and Glass Lewis each recommend that stockholders vote FOR each of the Fund’s three highly-qualified and independent incumbent director nominees, Michael J. Cosgrove, Deborah C. McLean and Tom D. Seip, and AGAINST each of the two proposals submitted by Saba.1

Joseph V. Amato, President and Chief Executive Officer of the Fund noted that “ISS and Glass Lewis send a powerful message that the Fund’s stockholders are best represented by its current Board and under the management of Neuberger Berman Investment Advisers LLC, which has a history of generating strong returns for the Fund.”

The Fund has generated excellent year-to-date performance through August 31, 2019, with positive returns of 29.10% based on market price, outperforming the Morningstar U.S. Closed-end High Yield Fund Category (“Morningstar Category”) average total return of 16.51%, over the same period. Additionally, the Fund has outperformed the Morningstar Category average total return based on market price for each of the 1-, 3-, 5- and 10-year periods ended June 30, 2019.

Mr. Amato further noted that “We have been very encouraged by the response of stockholders to date and it is clear that the Fund’s stockholders understand that Saba’s proposals would significantly harm their long-term interests.”

If stockholders have any questions, please contact the Fund’s proxy solicitor, Okapi Partners at 212-297-0720 or toll-free at 888-785-6668.

About Neuberger Berman

1  Saba Capital Management, L.P. and certain entities it manages, including Saba Capital Master Fund, Ltd., which submitted the stockholder director nominations and the stockholder proposals, are hereinafter collectively referred to as “Saba.”

Neuberger Berman, founded in 1939, is a private, independent, employee-owned investment manager. The firm manages a range of strategies—including equity, fixed income, quantitative and multi-asset class, private equity and hedge funds—on behalf of institutions, advisors and individual investors globally. With offices in 23 countries, Neuberger Berman’s team is more than 2,100 professionals. For five consecutive years, the company has been named first or second in Pensions & Investments Best Places to Work in Money Management survey (among those with 1,000 employees or more). Tenured, stable and long-term in focus, the firm has built a diverse team of individuals united in their commitment to delivering compelling investment results for our clients over the long term. That commitment includes active consideration of environmental, social and governance factors. The firm manages $333 billion in client assets as of June 30, 2019. For more information, please visit our website at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund's performance, a general downturn in the economy, competition from other closed end investment companies, changes in government policy or regulation, inability of the Fund’s investment adviser to attract or retain key employees, inability of the Fund to implement its investment strategy, inability of the Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

Investor Contact:
Neuberger Berman Investment Advisers LLC
Investor Information
(877) 461-1899

Media Contact:
Alexander Samuelson
Neuberger Berman
Alexander.Samuelson@nb.com